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                                                                EXHIBIT 10.16(a)
                                                                ----------------

                 [AMERICAN HOME PRODUCTS CORPORATION LETTERHEAD]


SENIOR VICE PRESIDENT - FINANCE


                                          February 8, 1985

The Ekco Group, Inc.
9234 W. Belmont  Ave.
Franklin Park, Illinois 60131

Gentlemen:

      Reference is made to that certain Purchase Agreement by and between the Ekco Group, Inc. ("Ekco") and American Home Products Corporation ("AHP"), dated September 7, 1984 (the "Purchase Agreement"). All capitalized terms not defined herein shall have the respective meanings assigned to them in the Purchase Agreement.

      You and AHP have agreed to a full and final settlement of the "Post-Closing Adjustment" to the Purchase Price pursuant to Section 1.7 of the Purchase Agreement. Upon the signing of this letter AHP shall pay Ekco Group the amount of $3,042,532.04 which represents the principal amount of $2,900,000.00 and interest thereon from September 7, 1984 to this date in the amount of $142,532.04 as calculated and computed pursuant to the provisions of 1.7 of the Purchase Agreement.

      In connection with this settlement of the "Post-Closing Adjustment" to the Purchase Price, we have agreed, and this letter will confirm our agreement, that AHP hereby assumes all Loss and Expense arising out of all events occurring on or prior to September 7, 1984 which were covered, in whole or in part, on such date under AHP's self-insurance program. For the purposes hereof, such program is understood to be comprised of (i) workers' compensation insurance, (ii) vehicle insurance, (iii) comprehensive general liability insurance and (iv) product liability insurance. In addition, AHP shall be responsible for all of the lawsuits set forth on Schedule 2.15 of the Purchase Agreement, whether or not the subject matter thereof would otherwise be within the coverage of clauses
(i) through (iv) of the preceding sentence (the "Lawsuits").

      With regard to the Lawsuits, it is understood that the defense of the Lawsuits shall be handled by Ekco (or its subsidiaries) pursuant to Section 9.5 of the Purchase Agreement, all of the terms of which Section 9.5 shall be applicable thereto except that (x) AHP shall have the right to assume control of any such Lawsuits by notice to Ekco given within fifteen (15) business days after the date of this letter and (y) AHP shall not have the right to approve or disapprove the settlement of any Lawsuit for an amount not in excess of $500.00 up to an aggregate amount of $10,000.00. Ekco shall promptly notify AHP when the $10,000 amount has been reached and thereafter AHP shall have the right to approve or disapprove all settlements.


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                                      -2-


      The parties recognize that Ekco has incurred Loss and Expense prior to the date hereof for which AHP is hereby agreeing to reimburse Ekco, including (but not limited to) Loss and Expense in connection with certain of the Lawsuits. A schedule is attached setting forth these Losses and Expenses. AHP will promptly reimburse Ekco for the amount of all such Loss and Expense in accordance with this schedule subject to the provisions of Section 9.3 descried in the following paragraph and AHP shall promptly pay or reimburse Ekco for all legal costs and other expenses incurred in connection therewith for which invoices have not yet been received by Ekco.

      The Loss and Expense assumed by AHP herein is subject to the provisions of
Section 9.3 of the Purchase Agreement (relating to tax effect, present value of money, etc.). In addition, AHP shall have no liability for any Loss or Expense covered hereunder (other than the Lawsuits)as to which notice is not provided by Ekco as provided in Section 9.4 of the Purchase Agreement (unless such Loss or Expense arises out of a claim brought directly against AHP). The parties recognize that Ekco has received claims prior to the date hereof and which AHP has hereby agreed to assume. As promptly as possible after the date of this letter Ekco shall supply AHP with the appropriate notice of these claims.

      Except as expressly provided herein and except for the provisions of
Section 9.1 all other terms and conditions of the Purchase Agreement remain in full force and effect.

      If you are in agreement with the foregoing, please indicate your acceptance of the terms hereof by signing the enclosed copy of this letter and forwarding same to me.

                              Sincerely,

                              AMERICAN HOME PRODUCTS CORPORATION


                              By /s/ ROBERT G. BLOUNT
                                 --------------------------------
                                        Robert G. Blount

Accepted and Agreed:
THE EKCO GROUP, INC.


By: /s/ KENNETH J. PETRINE
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      Kenneth J. Petrine,
      Vice President